WORLD SURVEILLANCE GROUP ANNOUNCES $5.5 MILLION INSTITUTIONAL FINANCING

Funds to be Utilized to Commercialize Argus One and Expand GTC Customer Base

KENNEDY SPACE CENTER, FL – February 07, 2012 (Marketwire) – World Surveillance Group Inc. (OTCBB: WSGI), a developer of lighter-than-air unmanned aerial vehicles (“UAVs”) and related technologies, announced today that the Company has closed on a Securities Purchase Agreement with a California-based institutional investor (the “Investor”) for an aggregate of $5.5 million (the “Financing”). The $500,000 initial tranche of the Financing, which was funded at the closing, was issued in connection with a Convertible Debenture due in January 2015 and an Equity Investment Agreement (the “EIA”). Pursuant to the EIA, the Investor agreed to invest an additional $5.0 million in monthly tranches beginning on the effectiveness of a registration statement the Company will file with the Securities and Exchange Commission, but not prior to 91 days following the closing. The Investor also has the right to purchase an additional $5.0 million of our common stock at an exercise price of $0.21 per share for a period of three years, for a total potential investment of $10.5 million.

The Company plans on using the proceeds of the Financing to expand the operations of both WSGI and its subsidiary, Global Telesat Corp. (“GTC”), as well as to commercialize and further market our Argus One line of UAVs. The Company expects to deploy resources to continue the Government sponsored flight testing and demonstration of our Argus One UAV in Nevada where the aircraft currently resides, inflated in a hangar. We also intend to use a portion of the proceeds from the Financing to pursue GTC contracts for the construction of satellite ground stations, as well as to expand GTC’s sales and marketing efforts to both potential Government and commercial customers. The Company also expects to advance it’s partnership with Oklahoma State University – University Multispectral Laboratories, LLC (“UML”), to support additional technical development of our airships as well as flight testing and demonstrations at UML’s Oklahoma Training Center-Unmanned Systems (“OTC-US”) within the U.S. Army’s Fort Sill restricted airspace. WSGI and UML recently completed certain required flight safety procedures and are in the process of finalizing a series of flight exercises in Oklahoma following the Argus One UAV flight exercises in Nevada.

WSGI Chairman of the Board, Michael K. Clark stated “I am pleased we have formed a relationship with such an established institutional partner and we look forward to growing our institutional investor base as we progress with our business plan throughout 2012. The additional financial resources now available to the Company should allow our team and partners to accelerate and continue to execute the Company’s strategic plan.”

WSGI President and CEO, Glenn D. Estrella indicated “With the proceeds from the Financing, in addition to commercializing and marketing our UAV airships, we intend to deploy substantial resources to accelerate our GTC product and marketing efforts. We look forward to a successful relationship with our new institutional partner and expect that with the additional resources available to us, we will be able to continue to strengthen our balance sheet and increase shareholder value.”

For further information on the Financing, current events and technical updates, please visit our website at www.wsgi.com

About World Surveillance Group Inc.

World Surveillance Group Inc. (OTCBB: WSGI) designs, develops, markets and sells autonomous, lighter-than-air UAVs capable of carrying payloads that provide persistent security and/or wireless communications solutions at low, mid, and high altitudes. WSGI’s airships, when integrated with electronics systems and other high technology payloads, are designed for use by government-related and commercial entities that require real-time intelligence, surveillance and reconnaissance or communications support for military, homeland defense, border control, drug interdiction, natural disaster relief and maritime missions. For more information regarding WSGI, please visit www.wsgi.com, or view our reports and filings with the Securities and Exchange Commission on http://www.sec.gov.

About Global Telesat Corp.

GTC provides satellite airtime and tracking services to the U.S. government and defense industry end users and resells airtime and equipment from leading satellite network providers such as Globalstar, Inmarsat, Iridium and Thuraya. GTC specializes in satellite tracking services using the Globalstar satellite network and owns a number of network infrastructure devices containing the signal processing technology that powers the Globalstar Simplex Data Service. GTC’s equipment is installed in various ground stations across Africa, Asia, Australia, Europe and South America. For more information regarding GTC, please visit www.gtc-usa.com.

Forward-Looking Statements

Certain statements in this release constitute forward-looking statements. These statements include those regarding the timing or receipt of additional tranches of Financing, any use of proceeds from the Financing, the exercise of Investor’s purchase rights under the Financing documents, the timing and ability of the Company to get a registration statement effective, the timing, location or results of any flight testing or demonstrations of our Argus One UAV, the outcome of any demonstrations of the Company’s airships, the roles to be performed or capabilities provided during any testing of our UAVs, the further advancement, development or commercialization of the Company’s UAVs or GTC products, the capabilities and advantages of, and costs related to, the Company's technology and products, the Company’s proprietary technology, the ability to secure ground station construction contracts, the benefits, conduct, results or development of the Company’s relationship with UML, the launch of any new GTC products, the ability to capitalize on commercial demand for satellite based tracking products or accelerate the Company’s access to the global surveillance and communications market or any other market, the Company’s ability to strengthen any partnership relationships or expand its institutional shareholder base, the Company’s ability to strengthen its balance sheet or to accelerate or execute on its strategies or business plan or accomplish any of its goals, and the Company’s ability to deliver increased shareholder value. The words "forecast," "project," "intend," "expect," “plan, ” "should," "would," and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, any of which could cause the Company to not achieve some or all of its goals or the Company’s previously reported actual results, performance (finance or operating) to change or differ from future results, performance (financing and operating) or achievements, including those expressed or implied by such forward-looking statements. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

Contact:	World Surveillance Group Inc.
321-452-3545

Barbara M. Johnson
investors@wsgi.com